                                                                    EXHIBIT 99.1

CAM COMMERCE SOLUTIONS, INC.
17520 Newhope Street
Fountain Valley, CA  92708

             CAM ADDS 6,000+ NEW CUSTOMERS WITH MICROBIZ ACQUISITION

FOR IMMEDIATE RELEASE
MONDAY, AUGUST 7, 2000

CONTACT:      DAVID FROSH, PRESIDENT
              CAM COMMERCE SOLUTIONS, INC.
              714-241-9241 EXT. 282


(Fountain Valley, CA)-- CAM Commerce Solutions (NASDAQ: CADA) today announced that on August 4th the Company closed on an acquisition of 100% of the outstanding shares of MicroBiz, Inc. of Mahwah, NJ. MicroBiz is a leading provider of Windows based point of sale and inventory management systems for single store retailers. MicroBiz is a privately held company, in business since 1985, with more than 6,000 customers who actively utilize its software. For its fiscal year ended June 30th, 2000 MicroBiz realized revenues of $4 million. This reflected 25% top line growth over the prior fiscal year.



 "Rapidly increasing the size of our customer base has been one of our most important objectives", stated Geoff Knapp, CEO of CAM Commerce Solutions. "When we raised $8 million through the recent private placement, MicroBiz was exactly the type of acquisition opportunity we were looking for in order to meet this objective. They have the largest customer base we are aware of for single store retailers. With the addition of more than 6,000 new customers, the total number of retailers using CAM software products to manage their business will be over 10,000 with over 14,000 stores. We intend to immediately incorporate our upcoming NDC credit card processing option into the MicroBiz software along with similar initiatives that provide for recurring revenue opportunities. We plan to operate MicroBiz as a wholly owned subsidiary, keeping its established brand intact, while sharing marketing and lead generation resources as well as realizing operating efficiencies. Interestingly enough, although MicroBiz generated more than 10,000 sales leads through its marketing efforts last year, there was very little cross over with our own marketing efforts. This makes the MicroBiz acquisition that much more appealing to CAM".

"For MicroBiz customers, this is a big win", stated Craig Aberle, President of MicroBiz. "CAM has conveyed their intent to fund additional product development efforts and to continue enhancing and supporting our primary products, along with providing our customers with new software options to better manage their business and take advantage of new sales channels. MicroBiz customers who grow to multiple stores and/or who outgrow the MicroBiz product will soon have the option of upgrading seamlessly to CAM's software platforms for multi-store retailers and larger single store retailers. Furthermore, MicroBiz customers and employees will benefit greatly from having the leading company in our industry behind MicroBiz products and services".



ABOUT CAM COMMERCE SOLUTIONS

CAM Commerce Solutions, Inc., provides total commerce solutions for traditional as well as web retailers that are based on the company's open architecture software products for managing inventory, point of sale, sales transaction processing, and accounting. These solutions often include hardware, installation, training, service, and consulting provided by the Company. You can visit CAM Commerce at www.camcommerce.com

IMPORTANT INFORMATION

The statements made in this press release could be forward looking statements based on expectations that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include the following: economic conditions; competitive factors and pricing pressures; changes in product mix; technological developments affecting the Company's operations, market, products; and other factors discussed in the Company's filings with the Securities and Exchange Commission.